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                 IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                            IN AND FOR NEW CASTLE COUNTY


                                   )
IN RE BALLY'S GRAND DERIVATIVE     ) Consolidated Civil Actions
LITIGATION                         ) Nos. 14644 and 15325
                                   )



                              STIPULATION OF SETTLEMENT

          IT IS HEREBY STIPULATED TO AND AGREED, by and among the undersigned attorneys, that the above-captioned action (the "Litigation") shall be settled, compromised and dismissed with prejudice, in the manner and upon the terms and conditions stated below (the "Settlement," "Stipulation" or "Stipulation of Settlement").

     A. OVERVIEW OF LITIGATION. The plaintiffs in this Litigation are shareholders of Bally's Grand, Inc. ("Bally's Grand"), who have asserted derivative claims on behalf of Bally's Grand and direct claims on behalf of themselves. From the time the Litigation was commenced on October 27, 1995 until shortly after the signing of a Memorandum of Understanding on June 12, 1997 pursuant to which the parties agreed in principle to settle the Litigation, Bally Entertainment Corporation ("Bally Entertainment") owned between 80.7 and 84.7 percent of the shares of common stock of Bally's Grand.
 On March 25, 1993, before the acquisition of 15 percent of Bally Grand's shares by Bally Entertainment, which at the time was known as Bally Manufacturing Corpo-


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ration ("Bally Manufacturing"), the Bally's Grand board approved that acquisition and exempted any business combination involving Bally's Grand and Bally Entertainment or any affiliate of Bally's Entertainment from Section 203 of the Delaware General Corporation Law. On December 18, 1996, Hilton Hotels Corporation ("Hilton") acquired Bally Entertainment in a stock for stock merger.

     B. THE KAHN ACTION. On October 27, 1995, plaintiff Alan R. Kahn commenced Civil Action No. 14,644 as a one count derivative action on behalf of Bally's Grand. Named as defendants were Arthur M. Goldberg (the Chairman of the Board and Chief Executive Officer of Bally's Grand), Bally Entertainment, Arveron Investments, L.P. and Bally's Grand. Plaintiff Kahn alleged that defendants committed breaches of fiduciary duty, including the duties of care and loyalty, and waste of corporate assets in connection with the following conduct: (1) an August 20, 1993 management agreement entered into by Bally's Grand, Bally Manufacturing (as noted above, Bally Manufacturing is the prior name of Bally Entertainment) and Bally's Grand Management Co., Inc., a wholly-owned subsidiary of Bally Entertainment ("Grand Management"), (2) Grand Management's designation since 1993 pursuant to the August 20, 1993 management agreement of Bally's Grand stock option recipients, (3) purchases of shares of Bally's Grand common stock by Bally's Grand and Bally Entertainment since August 1993, and (4) a May 10, 1995


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consulting agreement entered into by Bally's Grand and Arveron Investments,
L.P.

          On August 19, 1996, plaintiff Kahn filed a three count amended and supplemental complaint. Plaintiff Kahn's amended and supplemental complaint dropped Arveron Investments, L.P. as a defendant.

          Count I asserted a new derivative claim on behalf of Bally's Grand, alleging that an August 1996 sale by Bally's Grand to Bally Entertainment of the stock of a Bally's Grand subsidiary that owned the land upon which a new casino resort with a Paris theme is being built (the "Paris Transaction") constituted a breach of fiduciary duty, including the duties of fair dealing, care and loyalty, a taking of a corporate opportunity, and waste of corporate assets.

          Count II re-asserted the derivative claims in plaintiff Kahn's original complaint. Count III, a non-derivative claim, asserted that the August 20, 1993 management agreement constituted an improper delegation of authority by Bally's Grand's directors to Bally Entertainment.

          On September 11, 1996, plaintiff Kahn moved for leave to file a second amended and supplemental complaint, asserting the same three counts previously asserted in plaintiff Kahn's August 19, 1996 amended and supplemental complaint, but alleging new facts and adding five new defendants, Jay Burnham, J. Kenneth Looloian, Darrell A.


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Luery, Jack L. McDonald and Nicholas H. Politan, Jr., each of whom was a
Bally's Grand director at the time plaintiff Kahn's second amended and supplemental complaint was filed. Defendants consented to the amendment, and on September 18, 1996 plaintiff Kahn filed his second amended and supplemental complaint.

     C. THE SHAEV ACTION. On September 3, 1996, plaintiff David Shaev commenced a second action, Civil Action No. 15,197. Named as defendants were the same individuals and entities named as defendants in plaintiff Kahn's second amended and supplemental complaint. Plaintiff Shaev's complaint asserted a derivative claim on behalf of Bally's Grand, alleging that the Paris Transaction was a breach of fiduciary duty and waste of corporate assets.

     D. CONSOLIDATION OF THE KAHN AND SHAEV ACTIONS. On October 9, 1996 this Court consolidated the Kahn action and the Shaev action under the caption IN RE BALLY'S GRAND DERIVATIVE LITIGATION. On October 18, 1996 plaintiffs Kahn and Shaev designated plaintiff Kahn's second amended and supplemental complaint as their consolidated complaint.

     E. THE TOWER AND EXECUTIVE LIFE ACTION. On November 12, 1996, plaintiffs Tower Investment Group, Inc. ("Tower") and Executive Life of New York ("Executive Life") commenced a third action, Civil Action No. 15,325, with an eight count complaint. Named as defendants were the defendants named in plaintiff Kahn's second amended and supplemental complaint,


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plus Grand Management, Bally Manufacturing and Hilton.

          Count I, a derivative claim on behalf of Bally's Grand, alleged that the Paris Transaction constituted a breach of fiduciary duty, including the duties of loyalty, candor and due care, by Bally Entertainment.

          Count II, a derivative claim on behalf of Bally's Grand, alleged that the Paris Transaction constituted a breach of fiduciary duty, including the duties of loyalty, candor and due care, by Messrs. Burnham, Goldberg, Looloian, Luery, McDonald and Politan.

          Count III, a derivative claim on behalf of Bally's Grand, alleged that the Paris Transaction constituted waste of corporate assets by Bally Entertainment and Messrs. Burnham, Goldberg, Looloian, Luery, McDonald and Politan.

          Count IV, a derivative claim on behalf of Bally's Grand, alleged that Hilton aided and abetted the alleged breaches of fiduciary duty and waste of corporate assets by Bally Entertainment and Messrs. Burnham, Goldberg, Looloian, Luery, McDonald and Politan.

          Count V, a derivative claim on behalf of Bally's Grand, alleged that actions by Bally Manufacturing and Grand Management, including the Paris Transaction and alleged abuses of a Bally's Grand incentive stock plan, constituted a fraud, willful misconduct or gross negligence by Bally Manufacturing and Grand Management, and thus constituted a ground for the termination of the August 20, 1993 management


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agreement entered into by Bally's Grand, Bally Manufacturing and Grand
Management.

          Count VI, a derivative claim on behalf of Bally's Grand, alleged that Bally Entertainment purchased shares of Bally's Grand stock while in possession of material inside information (consisting of first quarter 1996 operating results), and that these purchases constituted a breach of fiduciary obligations by Bally Entertainment and Messrs. Burnham, Goldberg, Looloian, Luery, McDonald and Politan.

          Count VII, a non-derivative claim against Bally Entertainment, alleged that the Paris Transaction and threats by Bally Entertainment to abuse its controlling interest in Bally's Grand, which allegedly coerced minority shareholders into selling their shares of Bally's Grand common stock for less than fair value, constituted a breach of Bally Entertainment's fiduciary duties of loyalty and fair dealing.

          Count VIII, a non-derivative claim against Bally Entertainment and Messrs. Burnham, Goldberg, Looloian, Luery, McDonald and Politan, alleged that the Paris Transaction was void because it violated Section 203 of the Delaware General Corporation Law. According to plaintiffs, (1) the Paris Transaction constituted a sale of more than 10 percent of the aggregate market value of all of the assets of Bally's Grand on a consolidated basis and/or the aggregate market value of all of Bally's Grand's outstanding


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stock, (2) Section 203 prohibits such sales to a holder of more than 15 percent of a corporation's stock unless the corporation's board approved the transaction by which the shareholder became the holder of more than 15 percent of the corporation's stock, and (3) Bally's Grand has not disclosed that its board approved the transaction by which Bally Entertainment became the holder of 15 percent or more of Bally's Grand's stock.

     F. CONSOLIDATION OF THE KAHN, SHAEV AND TOWER AND EXECUTIVE LIFE ACTIONS. On January 3, 1997, pursuant to a stipulation signed by the parties, this Court consolidated the Tower and Executive Life action with the Kahn and Shaev actions previously consolidated under the caption IN RE BALLY'S GRAND DERIVATIVE LITIGATION. The Court's January 3, 1997 consolidation order did not require the filing or designation of a consolidated complaint. The Litigation thus proceeded with two complaints: plaintiff Kahn's second amended and consolidated complaint, which plaintiff Shaev had joined, and the Tower and Executive Life complaint.

     G. PROCEEDINGS PRIOR TO SETTLEMENT. On November 27, 1995, the defendants named in plaintiff Kahn's complaint moved to dismiss plaintiff Kahn's complaint, contending that plaintiff failed to make a pre-litigation demand or plead facts demonstrating that demand is excused as futile. Defendants also moved to dismiss plaintiff Kahn's complaint to the extent that it challenged conduct that occurred


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before plaintiff became a shareholder of Bally's Grand in March 1995. This motion to dismiss was mooted by the filing of plaintiff Kahn's amended and consolidated complaint on August 19, 1996.

          Also on August 19, 1996, plaintiff Kahn filed a motion seeking expedited proceedings and a preliminary injunction enjoining consummation of the Paris Transaction. On August 28, 1996, after learning that the Paris Transaction already had closed, plaintiff amended his motion to seek expedited proceedings and rescission of the Paris Transaction. On August 29, 1996, the Court orally denied plaintiff's motion for expedited proceedings.

          On November 7, 1996, all defendants named in plaintiff Kahn's second amended and supplemental complaint filed answers to Count I and motions to dismiss Counts II and III. The motions to dismiss Count II were based upon the same grounds as defendants' prior motion to dismiss plaintiff Kahn's original complaint. The motion to dismiss Count III contended that Count III failed to state a claim upon which relief could be granted because as a matter of law Bally's Grand's directors had not improperly delegated authority under the management agreement, and in any event, defendants contended, any such claim was barred because the management agreement was adopted pursuant to a reorganization plan ordered by the United States Bankruptcy Court for the District of New Jersey.


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          On June 4, 1997, this Court denied defendants' motions to dismiss plaintiff Kahn's second amended and supplemental complaint, with leave to renew the motions following supplemental briefing. With respect to Count II, the Court held that the demand futility issue could not be decided based upon the record before the Court, and ordered "the plaintiffs to plead, or the parties otherwise to stipulate to, the relevant facts concerning the identity and dates of service of Grand's board at the time of the alleged improper transactions and the time this suit was filed." With respect to Count III, the Court held that plaintiffs' improper delegation claim was sufficient under Court of Chancery Rule 12(b)(6) to state a cause of action upon which relief could be granted, but that further briefing was required with respect to the effect of the bankruptcy court's order. The parties agreed to settle the Litigation before a stipulation was submitted to the Court or supplemental briefing was completed.

          On June 11, 1997, defendants moved for reargument with respect to the sufficiency of plaintiffs' improper delegation claim under Court of Chancery Rule 12(b)(6). The motion for reargument is pending.

          The parties also completed extensive document and interrogatory discovery prior to their agreement to settle the Litigation. In connection with this discovery, defendants served interrogatory responses identifying over 40


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persons having knowledge or information concerning the transactions and conduct underlying the Litigation. Approximately 30,000 pages of documents were produced by the parties and ten third parties, including American Appraisal Associates, Bank of America NT&SA, The Bank of New York, Chase Securities Inc., DDJ Capital Management, Donaldson, Lufkin & Jenrette Securities Corp., Goldman, Sachs & Co., J.P. Morgan & Co. Inc., Libra Investments, Inc. and Merrill Lynch, Pierce, Fenner & Smith Inc. At the time the parties agreed to settle the Litigation, the parties were attempting to narrow differences concerning additional document requests, but cross-motions to compel further discovery by both sides seemed likely.

     H. DEFENDANTS' ANSWERS AND AFFIRMATIVE DEFENSES. On November 7, 1996, defendants answered Count I of plaintiff Kahn's second amended and supplemental complaint, denying liability and asserting affirmative defenses, including plaintiffs' alleged failure to state a claim upon which relief can be granted, plaintiffs' alleged failure to make a pre-litigation demand pursuant to Court of Chancery Rule 23.1, the business judgment rule, an assertion that Bally's Grand shareholders have been treated fairly, an assertion that plaintiffs have suffered no injury, irreparable or otherwise, the equitable doctrines of waiver and estoppel, an assertion that plaintiffs are not appropriate representatives to bring a derivative suit, plaintiffs' alleged


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failure to satisfy the requirements for equitable relief, and, with respect to Bally's Grand directors, Section 102(b)(7) of the Delaware General Corporation Law and Article II, Section Seventh (E) of Bally's Grand's Certificate of Incorporation.

          On December 20, 1996, defendants answered the Tower Complaint, denying liability and asserting affirmative defenses, including plaintiffs' alleged failure to state a claim upon which relief can be granted, plaintiffs' alleged failure to make a pre-litigation demand pursuant to Court of Chancery Rule 23.1, the business judgment rule, an assertion that Bally's Grand shareholders have been treated fairly, an assertion that plaintiffs have suffered no injury, irreparable or otherwise, lack of standing, the equitable doctrines of waiver, acquiescence, estoppel, laches and unclean hands, an assertion that plaintiffs are not appropriate representatives to bring a derivative suit, plaintiffs' alleged failure to satisfy the requirements for equitable relief, and, with respect to Bally's Grand directors, Section 102(b)(7) of the Delaware General Corporation Law and
Article II, Section Seventh (E) of Bally's Grand's Certificate of
Incorporation.

     I. NEGOTIATION OF SETTLEMENT. Plaintiffs' and defendants' counsel have engaged in extensive arm's-length negotiations concerning settlement, including one meeting during which clients participated, and numerous conferences among

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counsel.  Those extensive negotiations resulted in an agreement in principle to settle the Litigation embodied in a Memorandum of Understanding dated June 12, 1997, and this Stipulation and the Settlement embodied in this Stipulation.

     J. REPURCHASE OF TOWER AND EXECUTIVE LIFE SHARES. On June 19, 1997, and pursuant to the Memorandum of Understanding, Bally's Grand repurchased 388,561 shares of Bally's Grand common stock and 61,285 warrants to purchase shares of Bally's Grand common stock held by plaintiff Tower and 578,186 shares of Bally's Grand common stock and 41,413 warrants to purchase shares of Bally's Grand common stock held by plaintiff Executive Life at a price of $52.75 per share in cash for stock, and, for warrants, the difference between $52.75 per share in cash less the exercise price of warrants.

          In connection with this repurchase, Tower and Executive Life agreed to release rights, demands, suits, matters and issues, whether known or unknown, which have been, or could have been, or in the future might be asserted in the Litigation or in any court or proceeding by Tower or Executive Life, including without limitation any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violation of state or federal securities laws or any other alleged wrongdoing or misconduct, which have arisen, could have arisen, arise now or at some later time arise out of, or are related in any

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manner to the allegations, transactions, matters or occurrences, representations or omissions, or any combination thereof, involved in, set forth in, referred to in or related to the Litigation against any or all of the Released Parties (defined below), but only with respect to all shares of Bally's Grand common stock that were repurchased on June 19, 1997. In connection with this repurchase, Tower and Executive Life did not agree to release any claim by or on behalf of Bally's Grand, including any claim asserted derivatively by any shareholder of Bally's Grand.

     K. PLAINTIFFS' POSITION REGARDING SETTLEMENT. While plaintiffs believe the claims they have asserted are meritorious, plaintiffs also recognize the uncertainty and the risk of the outcome of any litigation, and the difficulties and substantial expense and length of time necessary to prosecute the Litigation through motions to dismiss (with respect to plaintiffs Kahn's and Shaev's pleadings) discovery, discovery motions, summary judgment motions, a trial, post-trial motions and appeals. Based upon their consideration of all of these factors, plaintiffs wish to settle this Litigation on the terms and conditions set forth in this Stipulation, and deem this Settlement to be fair, reasonable and adequate and in the best interests of plaintiffs, Bally's Grand and Bally's Grand shareholders.

     L. DEFENDANTS' POSITION REGARDING SETTLEMENT. Defendants deny all allegations of wrongdoing, fault, liability

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or damage to plaintiffs, Bally's Grand or Bally's Grand shareholders, and believe that defendants acted properly at all times. Defendants believe the Litigation has no merit, but recognize the uncertainty and the risk of the outcome of any litigation, especially a complex shareholder derivative action such as this Litigation, and the difficulties and substantial expense and length of time necessary to defend the Litigation through motions to dismiss (with respect to plaintiffs Kahn and Shaev's pleadings) discovery, discovery motions, summary judgment motions, a possible trial, possible post-trial motions and possible appeals. Based upon their consideration of all of these factors, defendants wish to settle this Litigation on the terms and conditions set forth in this Stipulation, and avoid the burden, inconvenience and expense inherent in further lengthy and time-consuming proceedings in this Litigation, and to put to rest finally and forever any and all claims that were or could have been asserted in this Litigation or arising out of the allegations set forth in the complaints, or that could have been asserted in any amendment of the complaints, without in any way acknowledging any wrongdoing, fault, liability or damage to plaintiffs, Bally's Grand or Bally's Grand shareholders.

     M. FAIRNESS OPINION. In connection with the consideration by Bally's Grand of the Settlement embodied in this Stipulation, the Board of Directors of Bally's Grand

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has obtained opinions from Bally's Grand's financial advisor, Ladenberg,
Thalman & Co., stating that (1) the price paid to Tower and Executive Life to repurchase shares of Bally's Grand common stock and warrants to purchase shares of Bally's Grand common stock held by Tower and Executive Life described above is fair, from a financial point of view, to Bally's Grand and its shareholders other than Tower and Executive Life, and (2) that the price to be paid for the remaining shares of Bally's Grand common stock in the merger provided for by the Settlement described below is fair, from a financial point of view, to the shareholders of Bally's Grand other than Hilton.

          NOW, THEREFORE, FOR ALL OF THE ABOVE STATED AND OTHER REASONS, IT HEREBY IS STIPULATED AND AGREED, subject to the approval of the Court pursuant to Court of Chancery Rule 23.1, as follows:

                                 THE SETTLEMENT

          1. The parties agree to settle the Litigation by means of the following:

               a. Hilton or a Hilton subsidiary (referred to collectively below as "Hilton") will acquire in a merger transaction all shares of Bally's Grand common stock not already held by Hilton in exchange for $52.75 in cash (less the pro rata percentage of the attorneys' fees and expenses awarded by the Court pursuant to Paragraph 8). Warrants to purchase shares of Bally's Grand common stock will be

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repurchased in exchange for the difference between $52.75 per warrant in cash
(less the pro rata percentage of the attorneys' fees and expenses awarded by the Court pursuant to Paragraph 8 below) less the exercise price of warrants.

               b. Hilton will use reasonable efforts to complete the merger described in sub-paragraph (a) as soon as practicable following the Effective Date of the Settlement. Hilton, in its sole discretion, may complete the merger at any time prior to the Effective Date of the Settlement.

               c. The Effective Date shall be three business days following the later of the following events: (i) the date upon which the time for the filing or noticing of any appeal of the final order expires, and (ii) if there is an appeal or appeals, the completion, in a manner that affirms and leaves in place the final order, of all proceedings in the Delaware Supreme Court and the United States Supreme Court arising out of the appeal or appeals (including, but not limited to, the expiration of all deadlines for motions for reconsideration or petitions for certiorari, all proceedings ordered on remand, and all proceedings arising out of any subsequent appeal or appeals following decisions on remand).

               d. In the merger described in sub-paragraph (a), holders of shares of Bally's Grand common stock other than Tower and Executive Life, and only holders of shares of

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Bally's Grand common stock other than Tower and Executive Life, shall have the right to seek appraisal under Delaware law. In any such appraisal proceeding, the dissenting shareholder may assert, as an element of value, his, her or its pro rata percentage share of the value of the derivative claims asserted in the Litigation.

                                RELEASE TERMS

          2. Upon the Effective Date, the following parties will be released pursuant to this Stipulation and the Settlement embodied in the Stipulation (the "Released Parties"):

               a. With respect to plaintiffs' derivative claims, defendants Hilton Hotels Corporation, Bally Entertainment Corporation, Bally's Grand Management Co., Inc., Bally Manufacturing Corporation, Jay Burnham, Arthur M. Goldberg, J. Kenneth Looloian, Darrell A. Luery, Jack L. McDonald and Nicholas H. Politan, Jr., and each of their respective predecessors, successors, assigns, parents, subsidiaries, associates, heirs, executors, administrators, affiliates and agents, including without limitation, each of their respective present or former officers, directors, stockholders, agents, employees, attorneys and representatives.

               b. With respect to plaintiffs' non-derivative claims, all of the persons and entities identified in sub-paragraph (a) above and Bally's Grand and any and all of

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Bally's Grand's predecessors, successors, assigns, parents, subsidiaries, associates, heirs, executors, administrators, affiliates and agents, including without limitation, each of Bally's Grand's respective present or former officers, directors, stockholders, agents, employees, attorneys and representatives.

               c. With respect to the release in Paragraph 3(c) below, plaintiffs Kahn, Shaev, Tower and Executive Life and each of their respective predecessors, successors, assigns, parents, subsidiaries, associates, heirs, executors, administrators, rehabilitators, liquidators, receivers, affiliates and agents, including without limitation, each of their respective present or former officers, directors, stockholders, agents, employees, attorneys and representatives.

          3. Upon the Effective Date, the following claims will be released pursuant to this Settlement (the "Released Claims"):

               a. All claims, rights, demands, suits, matters and issues, whether known or unknown, which have been, or could have been, or in the future might be asserted in the Litigation or in any court or proceeding by Bally's Grand or any direct or indirect subsidiary or parent of Bally's Grand, including without limitation any claims arising under state or federal law relating to alleged fraud, breach of any duty, negligence, violation of state or

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federal securities laws or any other alleged wrongdoing or misconduct, whether directly, derivatively, including derivatively by any shareholder of Bally's Grand, or in any other capacity that have arisen, could have arisen, arise now or at some later time arise out of, or are related in any manner to the allegations, transactions, matters or occurrences, representations or omissions, or any combination thereof, involved in, set forth in, referred to in or related to the Litigation, including whether or in what manner any allocation of attorneys' fees and reimbursement of expenses among plaintiffs or counsel for plaintiffs is made.

               b. All claims, rights, demands, suits, matters and issues, whether known or unknown, belonging to plaintiffs Kahn, Shaev, Tower and Executive Life, which have been, or could have been, or in the future might be asserted in the Litigation or in any court or proceeding by plaintiffs Kahn, Shaev, Tower and Executive Life, including without limitation any claims arising under state or federal law relating to alleged fraud, breach of any duty, negligence, violation of state or federal securities laws or any other alleged wrongdoing or misconduct, whether directly, derivatively or in any other capacity, which have arisen, could have arisen, arise now or at some later time arise out of, or are related in any manner to the allegations, transactions, matters or occurrences, representations or omis-

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sions, or any combination thereof, involved in, set forth in, referred to in or related to the Litigation, including whether or in what manner any allocation of attorneys' fees and expenses among plaintiffs or counsel for plaintiffs is made. No claim belonging to anyone other than plaintiffs Kahn, Shaev, Tower and Executive Life will be released pursuant to this sub-paragraph. The right of plaintiffs Kahn and Shaev to seek appraisal will not be released pursuant to this sub-paragraph.

               c. All claims, rights, demands, suits, matters and issues, whether known or unknown, belonging to defendants Hilton Hotels Corporation, Bally Entertainment Corporation, Bally's Grand, Inc., Bally's Grand Management Co., Inc., Bally Manufacturing Corporation, Jay Burnham, Arthur M. Goldberg, J. Kenneth Looloian, Darrell A. Luery, Jack L. McDonald and Nicholas Politan, which have been, or could have been, or in the future might be asserted in the Litigation or in any court or proceeding by Hilton Hotels Corporation, Bally Entertainment Corporation, Bally's Grand, Inc., Bally's Grand Management Co., Inc., Bally Manufacturing Corporation, Jay Burnham, Arthur M. Goldberg, J. Kenneth Looloian, Darrell A. Luery, Jack L. McDonald and Nicholas Politan, against plaintiffs Kahn, Shaev, Tower and Executive Life, which have arisen, could have arisen, arise now or at some later time arise out of, or are related in any manner to the institution, maintenance, prosecution, assertion,

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handling or resolution of the Litigation.

               d. For purposes of sub-paragraphs (b) and (c), references to plaintiffs Kahn, Shaev, Tower and Executive Life and defendants Hilton Hotels Corporation, Bally Entertainment Corporation, Bally's Grand, Inc., Bally's Grand Management Co., Inc., Bally Manufacturing Corporation, Jay Burnham, Arthur M. Goldberg, J. Kenneth Looloian, Darrell A. Luery, Jack L. McDonald and Nicholas Politan include their predecessors, successors, assigns, parents, subsidiaries, associates, heirs, executors, administrators, rehabilitators, liquidators, receivers, affiliates and agents, including without limitation, each of their respective present or former officers, directors, stockholders, agents, employees, attorneys and representatives.

               e. The Released Claims do not include any claims by any party to this Stipulation to enforce the terms of this Stipulation.

          4. Together, the Released Claims against the Released Parties are referred to below as the "Settled Claims."

                     SUBMISSION OF SETTLEMENT TO COURT FOR REVIEW

          5. As soon as is practicable following signing of this Stipulation, the parties jointly shall apply to the Court for approval of the Settlement and for entry of an Order substantially in the form attached as Exhibit A to this Stipulation (the "Scheduling Order"):

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               a.   Setting a date for a settlement hearing (the "Settlement
Hearing") (i) to determine whether the Settlement should be approved as fair, reasonable and adequate and in the best interests of Bally's Grand and the holders of Bally's Grand common stock, (ii) to determine whether a Final Order and Judgment should be entered dismissing the Litigation with prejudice in substantially the form attached as Exhibit B to this Stipulation (the "Final Order and Judgment"), and (iii) to rule upon an application by plaintiffs' counsel for an award of attorneys' fees and reimbursement of expenses.

               b. Providing that notice of the Settlement and the Settlement Hearing shall be given to holders of record of shares of Bally's Grand common stock as of two business days before the date of mailing (the "Record Date") by mailing, on or before the date specified in the Scheduling Order, a notice substantially in the form attached as Exhibit C to this Stipulation (the "Shareholder Notice") by first class mail to last known addresses appearing on reasonably available records to all holders of record as of the Record Date of shares of Bally's Grand common stock.

               c. Determining that the notice provided for above is the best notice reasonably practicable under the circumstances and constitutes due and sufficient notice of the Settlement and the Settlement Hearing to holders of Bally's Grand common stock under Court of Chancery Rule

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23.1, the Constitution of the United States, the Constitution of the State of
Delaware and any other applicable law.

               d. Providing that the Settlement Hearing may be continued or adjourned by the Court without further notice to holders of shares of Bally's Grand common stock.
               e. Providing that unless good cause is shown, any holder of shares of Bally's Grand common stock who objects to the Settlement and/or to plaintiffs' request for attorneys' fees and reimbursement of expenses or who otherwise wishes to be heard concerning any matter before the Court may appear in person or by counsel at the Settlement Hearing and present evidence or argument, if and only if, no later than ten (10) days prior to the Settlement Hearing, such person files with the Register in Chancery (1) a written notice of the person's intent to appear, including (i) the person's name, address and telephone number, and (ii) a summary of the person's objections to or comments upon the proposed settlement, plaintiffs' request for attorneys' fees and reimbursement of expenses or any other matter before the Court, and (2) any supporting papers, including all documents and writings that the person desires the Court to consider. Copies of all papers filed with the Register in Chancery must be mailed by first class mail to counsel for the parties no later than ten
(10) days prior to the Settlement Hearing, as directed in the Shareholder
Notice.

               f.   Providing that any person or entity who
fails to object in the manner prescribed above shall be deemed to have waived his, her or its right to object, and shall forever be barred from raising such objection in this or any other action or proceeding.

               g. Pending the Settlement Hearing, staying all proceedings in the Litigation, other than proceedings necessary to carry out or enforce the terms and conditions of this Stipulation.

               h. Pending the Settlement Hearing, enjoining plaintiffs and all other holders of shares of Bally's Grand common stock from commencing or prosecuting any action asserting the Settled Claims.

               i. Containing any additional provisions consistent with the terms of the Settlement to which the parties consent.

          6. Bally's Grand will pay the cost of the notice provided for in the preceding paragraph.

                               FINAL ORDER AND JUDGMENT

          7. If the Court approves the Settlement, then at or following the Settlement Hearing the parties jointly will request that the Court enter a Final Order and Judgment in substantially the form attached as Exhibit B to this
Stipulation:

               a. Finally approving the Settlement as fair, reasonable, adequate and in the best interests of Bally's Grand and the holders of Bally's Grand common stock, and directing consummation of this Settlement pursuant to its terms;

               b. Dismissing the Litigation with prejudice and without costs except as provided for in Paragraph 8;

               c. Permanently enjoining plaintiffs and all other holders of Bally's Grand common stock from the institution and prosecution, either directly or indirectly, of any other action in this Court or any other court or proceeding asserting any of the Settled Claims;

               d.   Ordering the releases provided for in Paragraph 3; and

               e. Containing any additional provisions consistent with the terms of the Settlement to which the parties consent.

                    ATTORNEYS' FEES AND REIMBURSEMENT OF EXPENSES

          8. The parties have agreed to the following provisions concerning attorneys' fees and reimbursement of expenses for plaintiffs and their counsel.

               a. Counsel for Tower and Executive Life will be compensated by Tower and Executive Life. Counsel for Tower and Executive Life will not seek attorneys' fees and expenses from the Court except as provided for in sub-paragraph (b).

               b. If the Court enters a final order substantially in the form submitted to the Court with the Settlement Agreement, counsel for plaintiffs Kahn and Shaev will seek attorneys' fees and expenses, in an amount to be determined by the Court and not to exceed $1.25 million. Defendants will not oppose this application. Any attorneys' fees and expenses awarded by the Court may be shared with Tower and Executive Life as partial reimbursement for attorneys' fees and expenses incurred by Tower and Executive Life in the Litigation.

               c. Any attorneys' fees and expenses awarded by the Court to counsel for Kahn and Shaev will be paid by Hilton or a Hilton subsidiary out of the merger consideration provided for in Paragraph 1(a) above, and not in any other manner by any defendant in the Litigation. The amount of attorneys' fees and expenses awarded by the Court shall be allocated to all shares (including shares that can be obtained by the conversion of warrants) on a pro rata percentage basis, whether or not shareholders seek appraisal. With respect to shares for which appraisal is not sought (and shares that can be obtained by the conversion of warrants), the pro rata percentage amount allocated to those shares shall be deducted from the amounts payable in the merger transaction provided for in Paragraph 1(a) before any amount is paid to Bally's Grand shareholders. With respect to shares for which appraisal is sought, the pro rata percentage amount allocated to those shares shall be deducted from the amount awarded in the appraisal proceeding. The pro rata percentage amount allocated to shares for which appraisal is sought and shares for which appraisal is not sought will be the same. Defendants bear no responsibility with respect to whether or in what manner any allocation of attorneys' fees and expenses among plaintiffs or counsel for plaintiffs is made.

               d. If no objections are made to the Settlement or the request for attorneys' fees and expenses by plaintiffs Kahn and Shaev, then payment will be made five business days following the Court's award of attorneys' fees and expenses. If one or more objections are made to the Settlement or plaintiffs' request for attorneys' fees and reimbursement of expenses, the payment will be made five business days following the later of the following events: (i) the date upon which the time for the filing or noticing of any appeal of the Final Order and Judgment and/or other order awarding attorneys' fees and expenses expires, and (ii) if there is an appeal or appeals, the completion, in a manner that affirms and leaves in place the Final Order and Judgment and/or other order awarding attorneys' fees and expenses, of all proceedings in the Delaware Supreme Court and the United States Supreme Court arising out of the appeal or appeals (including, but not limited to, the expiration of all deadlines for motions for reconsideration or petitions for certiorari, all proceedings ordered on remand, and all proceedings arising out of any subsequent appeal or appeals following decisions on remand).

               e. If no objections are made to the Settlement or the request for attorneys' fees and expenses by plaintiff Kahn and Shaev and if attorneys' fees and expenses are awarded by the Court and paid to counsel for plaintiffs Kahn and Shaev pursuant to the first sentence of sub-paragraph (d) but there is an appeal or appeals, the completion of which does not affirm and leave in place the Final Order and Judgment and/or other order awarding attorneys' fees and expenses, then, within five (5) business days of receiving notice from counsel for Bally's Grand or Hilton, counsel for plaintiffs Kahn and Shaev shall refund the amounts previously paid to them as attorneys' fees and reimbursement of expenses, except for any amounts paid to Executive Life and Tower, pending a further Order by this Court, and shall be jointly and severally liable for any amounts not refunded to Bally's Grand or Hilton. Each such plaintiffs' counsel's law firm, as a condition of receiving such fees and expenses, on behalf of itself and each partner and/or shareholder of it, agrees that the law firm and its partners and/or shareholders are subject to and hereby submit to the jurisdiction of this Court for the purpose of enforcing this Paragraph. Without limitation, each such law firm and its partners and/or shareholders agree that this Court may, upon application of Bally's Grand or Hilton and on notice to plaintiffs' counsel, summarily issue orders, including but not limited to, judgments and attachment orders, and may make appropriate findings against them or any of them if they fail to repay amounts owed pursuant to this sub-paragraph when due.

               f. If no objections are made to the Settlement or the request for attorneys' fees and expenses by plaintiffs Kahn and Shaev, and if attorneys' fees and expenses are awarded by the Court and are paid to counsel for plaintiffs Kahn and Shaev pursuant to the first sentence of sub-paragraph (d), the amount to be shared with Tower and Executive Life shall be deposited into a separate interest-bearing attorneys' escrow account. Payment of the amount to be shared with Tower and Executive Life, with applicable interest, shall be made on the Effective Date of the Settlement. If one or more objections are made to the Settlement or to the request for attorneys' fees and by plaintiffs Kahn and Shaev, payment of the amount to be shared with Tower and Executive Life shall be made immediately upon the receipt by counsel for plaintiffs Kahn and Shaev of attorneys' fees and expenses awarded by the Court.

               g. If payments required pursuant to sub-paragraphs (e) are not made when due, interest, calculated at the statutory rate in Delaware from the date the amount is due, plus reasonable attorneys' fees and expenses incurred by Bally's Grand and/or Hilton in seeking to collect amounts due, will be assessed.

                     THIS STIPULATION IS NOT AN ADMISSION

          9. This Stipulation and the Settlement provided for in this Stipulation, whether or not consummated, do not constitute and shall not be construed, argued or deemed in any way to constitute:

               a. An admission or a concession by defendants, Released Parties or anyone else with respect to any of the Released Claims or anything else, or be deemed evidence of any violation of any statute or law or of any wrongdoing, fault, liability or damages caused by defendants, Released Parties or anyone else with respect to the Released Claims or anything else;

               b. An admission or a concession by plaintiffs or Bally's Grand that the Released Claims lack merit or that the defenses that have been or may be asserted by the defendants have merit; or

               c. An admission or a concession by anyone that the consideration provided for in this Stipulation represents the amount that could be or would be recovered after further pre-trial, trial, post-trial and/or appellate proceedings in this Litigation.

          10. This Stipulation and the Settlement provided for in this Stipulation shall not be offered or received in evidence or otherwise be admissible for any purpose in any civil, criminal or administrative action, arbitration or other proceeding, other than proceedings necessary to approve or enforce this Stipulation.

                                 CONTINGENCIES

          11. If this Stipulation is not approved by the Court substantially in the form submitted to the Court, and/or if the Final Order and Judgment attached as Exhibit B to this Stipulation is not approved by the Court substantially in the form submitted to the Court, then this Stipulation shall be null and void, and shall have no further force and effect. All proceedings in the Litigation will revert to their status as of 5:00 P.M. on May 7, 1997, with the exception of matters decided in the Court's Memorandum Opinion dated June 4, 1997.

          12. Notwithstanding the provisions of the preceding paragraph, and whether or not this Stipulation and the Final Order and Judgment are approved by the Court substantially in the form submitted to the Court, Tower and Executive Life already have agreed to and will release rights, demands, suits, matters and issues, whether known or unknown, which have been, or could have been, or in the future might be asserted in the Litigation or in any court or proceeding by Tower or Executive Life, including without limitation any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violation of state or federal securities laws or any other alleged wrongdoing or misconduct, which have arisen, could have arisen, arise now or at some later time arise out of, or are related in any manner to the allegations, transactions, matters or occurrences, representations or omissions, or any combination thereof, involved in, set forth in, referred to in or related to the Litigation against any or all of the Released Parties, but only with respect to the shares of Bally's Grand common stock that were repurchased on June 19, 1997. No claim by or on behalf of Bally's Grand, including any claim asserted derivatively by any shareholder of Bally's Grand, is released pursuant to this Paragraph.

                             ADDITIONAL PROVISIONS

          13. Upon the Effective Date defined in Paragraph 1(d), this Litigation shall be deemed to have reached a conclusion as that term is used in the Stipulation and Protective Orders dated November 15, 1996 and December 19, 1996. Pursuant to Paragraph 10 of those Stipulations and Protective Orders, all copies of Confidential Materials, as the term is used in the Stipulations and Protective Orders, shall be returned to the producing party or destroyed within thirty (30) days after the Effective Date.

          14. Except to the extent otherwise specified in this Stipulation, notices required by this Stipulation shall be delivered either by hand, facsimile or overnight mail to:

Robert K. Payson                         Jesse A. Finkelstein
Stephen C. Norman                        Raymond J. DiCamillo
POTTER ANDERSON & CORROON                RICHARDS, LAYTON & FINGER
350 Delaware Trust Building              One Rodney Square
Post Office Box 951                      P.O. Box 551

Wilmington, DE  19899                               Wilmington, DE  19899

Attorneys for Plaintiffs                            Attorneys for Defendant
Tower Investment Group,                             Hilton Hotels Corporation
Inc. and Executive Life
of New York                                         Stephen E. Jenkins
                                                    Richard D. Heins
Victor F. Battaglia, Sr.                            ASHBY & GEDDES
Robert D. Goldberg                                  One Rodney Square
BIGGS AND BATTAGLIA                                 P.O. Box 1150
1800 Mellon Bank Center                             Wilmington, DE 19899
P.O. Box. 1489
Wilmington, DE  19899                               Attorneys for Defendants
                                                    Bally Entertainment
Attorneys for Plaintiff                             Corporation, Bally's Grand
Alan R. Kahn                                        Management Co. Inc., Bally
                                                    Manufacturing Corporation,
Joseph A. Rosenthal                                 Arthur M. Goldberg, J.
ROSENTHAL, MONHAIT, GROSS &                         Kenneth Looloian and
  GODDESS, P.A.                                     Darrell A. Luery
Suite 1401, Mellon Bank
Center                                              A. Gilchrist Sparks, III
P.O. Box 1070                                       Alan J. Stone
Wilmington, DE  19899                               MORRIS, NICHOLS, ARSHT &
                                                    TUNNELL
Attorneys for Plaintiff                             1201 N. Market Street
David Shaev                                         P.O. Box 1347
                                                    Wilmington, DE  19899

                                                    Attorneys for Defendants
                                                    Jay Burnham, Jack L.
                                                    MacDonald and Nicholas H.
                                                    Politan, Jr.

                                                    Brett D. Fallon
                                                    SMITH KATZENSTEIN & FURLOW
                                                    800 Delaware Avenue
                                                    P.O. Box 410
                                                    Wilmington, DE  19899

                                                    Attorneys for Defendant
                                                    Bally's Grand, Inc.

          15. The waiver by any party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

          16. This Stipulation shall be governed by and interpreted according to the substantive laws of the State of Delaware and without regard to its choice of law rules.

          17. The undersigned counsel represent that they are duly authorized by their respective clients to enter into this Stipulation, to bind their respective clients as stated in this Stipulation, and to take all appropriate action required or permitted to be taken pursuant to this Stipulation to effectuate its terms.

          18. This Stipulation and the accompanying exhibits constitute the entire agreement and understanding between plaintiffs and defendants. No representations, warranties or inducements have been made to any party concerning this Stipulation and the accompanying exhibits, other than the representations, warranties and covenants contained in this Stipulation and the accompanying exhibits, and any agreement among counsel for plaintiffs regarding allocation of attorneys' fees and expenses.

          19. This Stipulation may be modified only in a writing signed by counsel for all of the parties.

          20.  This Stipulation may be signed in counterparts.


                     [Signatures begin on following page]

POTTER ANDERSON & CORROON                RICHARDS, LAYTON & FINGER


/s/ ROBERT K. PAYSON                     /s/ JESSE A. FINKELSTEIN
----------------------------------       ----------------------------------
Robert K. Payson                         Jesse A. Finkelstein
Stephen C. Norman                        Raymond J. DiCamillo
350 Delaware Trust Building              One Rodney Square
Post Office Box 951                      P.O. Box 551
Wilmington, Delaware  19899              Wilmington, DE  19899
(302) 984-6000                           (302) 651-7754

     -and-                                    -and-

Linda C. Goldstein                       Hugh Steven Wilson
HOWARD, DARBY & LEVIN                    LATHAM & WATKINS
1330 Avenue of the Americas              701 B Street, Suite 2100
New York, NY  10019                      San Diego, CA 92101-8197
(212) 841-1000                           (619) 236-1234

Attorneys for Plaintiffs Tower           Everett C. Johnson, Jr.
Investment Group, Inc. and               LATHAM & WATKINS
Executive Life of New York               1001 Pennsylvania Ave., N.W.
                                         Suite 1300
BIGGS AND BATTAGLIA                      Washington, DC  20004-2505
                                         (202) 637-2200

/s/ ROBERT D. GOLDBERG                   Attorneys for Defendant
----------------------------------       Hilton Hotels Corporation
Victor F. Battaglia, Sr.
Robert D. Goldberg                       ASHBY & GEDDES
1800 Mellon Bank Center
P.O. Box. 1489
Wilmington, DE  19899                    /s/ RICHARD D. HEINS
(302) 655-9677                           ----------------------------------
                                         Stephen E. Jenkins
     -and-                               Richard D. Heins
                                         One Rodney Square
Sidney B. Silverman                      P.O. Box 1150
SILVERMAN HARNES & HARNES                Wilmington, DE 19899
750 Lexington Avenue                     (302) 654-1888
New York, NY  10022
(212) 754-2333                                -and-

Attorneys for Plaintiff Alan             Dennis J. Block
R. Kahn                                  Stephen A. Radin
                                         WEIL, GOTSHAL & MANGES LLP
                                         767 Fifth Avenue
                                         New York, NY  10153
                                         (212) 310-8000

ROSENTHAL, MONHAIT, GROSS &              Attorneys for Defendants
  GODDESS, P.A.                          Bally Entertainment
                                         Corporation, Bally's Grand
                                         Management Co. Inc., Bally
/s/ JOSEPH A. ROSENTHAL                  Manufacturing Corporation,
----------------------------------       Arthur M. Goldberg, J. Kenneth
Joseph A. Rosenthal                      Looloian and Darrell A. Luery
Suite 1401, Mellon Bank Center
P.O. Box 1070                            MORRIS, NICHOLS, ARSHT
Wilmington, DE  19899                      & TUNNELL
(302) 656-4433

     -and-                               /s/ ALAN J. STONE
                                         ----------------------------------
Robert I. Harwood                        A. Gilchrist Sparks, III
WECHSLER HARWOOD HALEBIAN                Alan J. Stone
  & FEFFER LLP                           1201 N. Market Street
805 Third Avenue                         P.O. Box 1347
New York, NY  10022                      Wilmington, DE  19899
(212) 935-7400                           (302) 658-9200

Attorneys for Plaintiff David            Attorneys for Defendants
Shaev                                    Jay Burnham, Jack L. MacDonald
                                         and Nicholas H. Politan, Jr.

                                         SMITH KATZENSTEIN & FURLOW


                                         /s/ BRETT D. FALLON
                                         ----------------------------------
                                         Brett D. Fallon
                                         800 Delaware Avenue
                                         P.O. Box 410
                                         Wilmington, DE  19899
                                         (302) 652-8400

                                         Attorneys for Defendant
                                         Bally's Grand, Inc.

Dated:  August 7, 1997